Exhibit 99.1

InPlay Technologies Terminates Pursuit of Merger Agreement with U.S. Rental Housing REIT and Announces Intention to File Form 15, Deregistering its Common Stock with the SEC

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--May 7, 2009--InPlay Technologies, Inc. (Pink Sheets:NPLA) announced that it has notified U.S. Rental Housing REIT, Inc. (USRHR) of USRHR’s breach of the terms of its binding Letter of Intent (“LOI”) dated March 10, 2009. Pursuant to the LOI, USRHR had agreed to provide funding for audit and consulting fees as well as working capital. As of May 5, 2009, USRHR had not provided funding to InPlay. As a result of this breach, InPlay notified USRHR on May 6, 2009, that the LOI was terminated.

The Company also intends to file a Form 15 with the SEC to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days of the filing with the SEC. As a result of the filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease.

“Given the recent developments and after careful consideration, our Board of Directors decided to take this action because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages,” said Van Potter, Chief Executive Officer.

The Board of Directors considered several factors in making this decision, including:

  the market value that the public markets are applying to the Company;
  the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;
  the costs associated with being a public company as a result of the Sarbanes-Oxley Act of 2002;
  the nature and extent of the trading in the Company’s common stock; and
  the lack of analyst coverage and minimal liquidity for the Company’s common stock.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for computing and communication products. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding an assessment of the advantages and disadvantages of public listing and registration. Risks and uncertainties that could cause results to differ materially from those projected availability of cash resources and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
InPlay Technologies, Inc.
Mark Sokolowski, CFO
480-586-3305
Mark@InPlayTechnologies.com